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                                                                     EXHIBIT 5.1

                                November 20, 1997

George L. Chapman

Chairman of the Board, CEO and President
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio  43604

         Re: Registration Statement on Form S-8 for the Health Care REIT, Inc. Stock Plan for Non-Employee Directors

Sir or Madam:

             We have acted as counsel to Health Care REIT, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of an aggregate of 184,000 shares of the common stock of the Company, par value $1.00 per share (the "Shares"), issuable to eligible directors of the Company upon the exercise of stock options or as restricted stock awards granted under the Company's Stock Plan for Non-Employee Directors (the "Plan").

             In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

             Based upon the foregoing, it is our opinion that the Shares issued and sold eligible directors pursuant to valid exercises of stock options granted under the Plan, as well as the Shares issued as restricted stock awards in a manner consistent with the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

             The undersigned hereby consents to the filing this opinion as
Exhibit 5.1 to the Registration Statement.

                                                Very truly yours,

                                                SHUMAKER, LOOP & KENDRICK, LLP